Exhibit 99.1
CONNETICS NAMES FREDDIE PARK VICE PRESIDENT, INTELLECTUAL PROPERTY
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (February 6, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Freddie Park to the position of Vice President, Intellectual Property. Ms. Park will be primarily responsible for managing the Connetics intellectual property patent portfolio, directing IP strategy and IP due diligence and negotiation of strategic alliances.
Ms. Park joins Connetics from Advanced Medical Optics, Inc. where she held the position of Vice President, Chief Intellectual Property Counsel. Prior to that she was Director of Intellectual Property at VISX, Incorporated, from 1998 to 2005, and held intellectual property attorney positions at Morrison & Foerster and Foley & Lardner from 1990 to 1998. Ms. Park was also Vice President of Dynatech Laboratories from 1977 to 1987. She earned her BS in Microbiology/Chemistry from Texas Tech University, attended the Master of Science Program at Baylor University, and earned her JD from George Mason University School of Law.
Additionally, the Company’s Board of Directors approved an inducement grant to Ms. Park of a non-qualified stock option to purchase 50,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $15.03 which is equal to the fair market value of Connetics’ common stock on the grant date (February 6, 2006), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Ms. Park’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)
# # #